Exhibit 10.9
1701 East Market Street, Jeffersonville IN 47130-4717
May 14, 2008
Norb Whitlock
EVP Operations
Dear Norb,
This letter is an outline of the terms of your future employment with ACL and will serve as a confirmation for your records. You will provide the leadership for the transportation business as the interim COO until December 31, 2008. During this period you will execute the typical duties associated with the position as well as provide training for your successor, who the President & CEO will select after his review of candidates with the Board of Directors.
At the time of release from employment with ACL, you will receive the following:
•	Severance per company policy, at your then current rate of pay, and stock acceleration where applicable

•	Earned bonus, if any, for the 2008 business year (will be paid at the same time as the rest of the organization).

•	Any unused vacation (as required by state law).

•	ACL will offer you a consulting arrangement for BY 2009. The type of assignment, responsibilities and hours of work will be determined prior to your separation.
If you have any questions regarding the terms as outlined above, please see me.
Regards,
-s- Nick Fletcher
Nick Fletcher
SVP Human Resources
I understand and agree to the terms stated above.
-s- Norb Whitlock
Norb Whitlock
EVP Operations

CC:	Mike Ryan President & CEO
American Commercial Lines LLC